Exhibit 99.1
Entertainment Properties Trust Reports Record Second Quarter Results
Kansas City, MO, July 29, 2008 — Entertainment Properties Trust (NYSE:EPR) today announced record operating results for the second quarter and six months ended June 30, 2008.
Total revenue increased 19% to $68.8 million for the second quarter compared to $57.6 million for the same quarter in 2007. Net income available to common shareholders increased 14% to a record $23.9 million from $20.9 million for the same quarter in 2007. Net income on a diluted per common share basis remained at $0.78 per share for the second quarter of 2008 compared to the same quarter in 2007. Net income available to common shareholders for the second quarter of 2007 included a gain on sale of real estate of $3.2 million and an offsetting charge of $2.1 million as a result of the redemption of all Series A preferred shares. These two items had a net impact of $0.04 per fully diluted common share for the second quarter of 2007.
Funds from operations (FFO) for the second quarter increased 26% to a record $33.5 million from $26.7 million compared to the same quarter in 2007. FFO per diluted common share increased 10% to $1.09 per share from $0.99 per share for the same quarter in 2007. FFO for the second quarter of 2007 included a charge of $2.1 million for the redemption of all Series A preferred shares discussed above ($.08 per fully diluted common share).
For the six months ended June 30, 2008, total revenue increased 24% to $134.6 million compared to $108.3 million for the same period in 2007. Net income available to common shareholders increased 16% to $45.4 million from $39.0 million for the same period last year. Net income on a diluted per common share basis increased 6% to $1.54 from $1.45 for the same period last year. FFO for the six months ended June 30, 2008 increased 23% to $65.3 million from $52.9 million a year ago. FFO per diluted common share increased 12% to $2.20 per share from $1.97 per share for the same period last year.
Dividend Information
On June 19, 2008, the Company declared a regular quarterly dividend of $0.84 per common share, which was paid on July 15, 2008 to common shareholders of record on June 30, 2008. This dividend represents an increase of 10.5% to an annual dividend rate of $3.36 per common share compared to last year. The Company also declared and paid second quarter cash dividends of $0.4844 per share on the 7.75% Series B preferred shares, $0.3594 per share on the 5.75% Series C convertible preferred shares, $0.4609 per share on the 7.375% Series D preferred shares and $0.65 per share on the 9.0% Series E convertible preferred shares.
Investment Activity
The Company’s investment activity since March 31, 2008 is summarized below:
On April 2, 2008, the Company acquired its partner’s 50.0% ownership interest in a joint venture, JERIT CS Fund I, for approximately $39.5 million. JERIT CS Fund I, which is now a wholly-owned subsidiary of the Company, owned 12 public charter school properties at the time of this acquisition. Additionally, on June 17, 2008, JERIT CS Fund I acquired 11 public charter school properties from Imagine Schools, Inc and funded expansions at two of the public charter school properties previously acquired. The acquisition price for these properties was approximately $82.3 million. The properties are located in Nevada, Arizona, Ohio, Georgia, Missouri, Michigan, Florida, Indiana, North Carolina and Washington D.C. and are leased under a long-term triple-net master lease. The acquisitions of these public charter school properties were executed as part of a $200 million option agreement with Imagine Schools, and leaves approximately $40 million available for acquisitions prior to December 2009. Upon completing these acquisitions it was determined that the master lease should be accounted for as a direct financing lease for financial reporting purposes with a yield under the effective interest method of approximately 12% versus accounting for the lease as an operating lease with a yield including straight-line rents of approximately 14%. While this change has no cash or economic impact, it reduced reported FFO per share by $0.01 for the second quarter and is expected to reduce reported FFO per share by approximately $0.06 for 2008.

On June 9, 2008, the Company acquired four wineries and two vineyards and simultaneously leased these properties to Eight Estates Fine Wines, LLC (DBA Ascentia Wine Estates) under long-term triple-net leases. The initial acquisition price for these properties was approximately $116.5 million and the properties total 936 acres including 565 acres of vineyards. Three wineries and two vineyards are located in California with an additional winery located in Washington.
In addition, during the three months ended June 30, 2008, the Company funded approximately $6.3 million for development of Schlitterbahn Vacation Village, a water-park anchored entertainment village in Kansas City, Kansas. The Company has committed to fund $175.0 million on this project and has funded approximately $114.2 million through June 30, 2008.
The Company had one theatre project and one winemaking and storage facility project under construction at June 30, 2008. The properties have been pre-leased to the prospective tenants under long-term triple-net leases. The theatre, which is located in Glendora, California, will have a total of 12 screens and total development costs will be approximately $13.2 million. Through June 30, 2008, the Company had invested approximately $5.6 million in the theatre project and has commitments to fund an additional $7.6 million in improvements. Through June 30, 2008, the Company has invested approximately $2.7 million in the winemaking and storage facility project for the purchase of land in Sonoma County, California, and has commitments to fund approximately $5.8 million of improvements.
For the six months ended June 30, 2008, the Company’s investment spending totaled $307.2 million.
Capital Markets Activity
The Company’s capital markets activity for the second quarter is summarized below:
On April 2, 2008, the Company completed two concurrent registered public offerings for 2,415,000 common shares (including the exercise of the over-allotment option of 315,000 shares) at $48.18 per share and 3,450,000 9.0% Series E cumulative convertible preferred shares (Series E preferred shares) (including the exercise of the over-allotment option of 450,000 shares). The Series E preferred shares have a liquidation preference of $25.00 per share and are convertible, at the holder’s option, into the Company’s common shares at an initial conversion rate of .4512 common shares per Series E preferred share, which is equivalent to an initial conversion price of $55.41 per common share. Total net proceeds from both these offerings after underwriting discounts and expenses were approximately $195 million.
Additionally, on July 11, 2008, the Company paid in full a mortgage note payable which had an outstanding balance of principal and interest totaling $90.6 million using borrowings under its unsecured revolving credit facility. This mortgage note payable was secured by eight theatre properties which were simultaneously added to the credit facility.
Portfolio Highlights
As of June 30, 2008, the Company’s real estate portfolio consisted of 79 megaplex theatres totaling approximately 6.6 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling approximately 2.5 million square feet. The Company owned a metropolitan ski area and eight vineyards totaling approximately 1,590 acres as well as 23 public charter schools. The megaplex theatres were 100% occupied, and the overall real estate portfolio was 99% occupied.
In addition, as of June 30, 2008, the Company’s real estate mortgage loan portfolio had a carrying value of $356.8 million and included financing provided for the construction of entertainment, retail and recreational properties as well as financing provided for ten metropolitan ski areas covering approximately 6,100 acres in six states.
Investment Spending and Earnings Guidance
As indicated above, the Company’s investment spending was $307.2 million through June 30, 2008. Based on actual spending to date and expected spending over the remainder of 2008 for committed projects, the

Company is raising its 2008 investment spending guidance from $300 million to approximately $350 million, and increasing the lower end of its FFO per share guidance by $0.03 to a revised range of $4.55 — $4.62.
Comments from President and CEO, David Brain
“We had another excellent quarter both in terms of investment execution and capital formation. I am very pleased that despite the impact of the change in accounting for our charter school investments and the dilutive impact of our large equity raise in early April, we are able to increase our FFO per share guidance for 2008 based on committed transactions. In addition, I am equally pleased with the size and quality of investment opportunities we are currently evaluating which could substantially increase our investment spending for 2008 beyond our current guidance.”

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Rental revenue	$49,940	$45,658	$99,062	$88,497
Tenant reimbursements	5,194	4,276	10,865	7,908
Other income	491	493	1,202	1,274
Mortgage and other financing income	13,130	7,157	23,484	10,644

Total revenue	68,755	57,584	134,613	108,323

Property operating expense	6,309	5,484	13,335	10,040
Other expense	622	936	1,557	1,542
General and administrative expense	3,938	2,828	8,352	6,060
Interest expense, net	16,960	15,162	34,428	26,579
Depreciation and amortization	10,341	9,126	21,014	17,388

Income before equity in income from joint ventures, minority interest and discontinued operations	30,585	24,048	55,927	46,714

Equity in income from joint ventures	245	199	1,527	397
Minority interests	478	—	986	—

Income from continuing operations	$31,308	$24,247	$58,440	$47,111

Discontinued operations:
Income (loss) from discontinued operations	(16)	788	(27)	834
Gain on sale of real estate	119	3,240	119	3,240

Net income	31,411	28,275	58,532	51,185

Preferred dividend requirements	(7,552)	(5,234)	(13,162)	(10,090)
Series A preferred redemption costs	—	(2,101)	—	(2,101)

Net income available to common shareholders	$23,859	$20,940	$45,370	$38,994

Per share data:
Basic earnings per share data:
Income from continuing operations available to common shareholders	$0.78	$0.64	$1.56	$1.33
Income from discontinued operations	0.01	0.15	—	0.15

Net income available to common shareholders	$0.79	$0.79	$1.56	$1.48

Diluted earnings per share data:
Income from continuing operations available to common shareholders	$0.77	$0.63	$1.54	$1.30
Income from discontinued operations	0.01	0.15	—	0.15

Net income available to common shareholders	$0.78	$0.78	$1.54	$1.45

Shares used for computation (in thousands):
Basic	30,295	26,418	29,069	26,351
Diluted	30,733	26,914	29,474	26,866

The additional 1.9 million common shares that would result from the conversion of our 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of our 9.0% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three and six months ended June 30, 2008 and 2007 because the effect is anti-dilutive. However, because a conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share for the three and six months ended June 30, 2008, these adjustments have been made in the calculation of diluted FFO per share for these periods.
ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income available to common shareholders	$23,859	$20,940	$45,370	$38,994
Subtract: Minority interest	(537)	—	(1,069)	—
Subtract: Gain on sale of depreciable real estate from discontinued operations	—	(3,240)	—	(3,240)
Add: Real estate depreciation and amortization	10,138	8,933	20,639	17,018
Add: Allocated share of joint venture depreciation	69	63	381	123

FFO available to common shareholders	33,529	26,696	65,321	52,895

FFO available to common shareholders	$33,529	$26,696	65,321	$52,895
Add: Preferred dividends for Series C	1,941	—	3,881	—

Diluted FFO available to common shareholders	35,470	26,696	69,202	52,895

FFO per common share:
Basic	$1.11	$1.01	$2.25	$2.01
Diluted	1.09	0.99	2.20	1.97

Shares used for computation (in thousands):
Basic	30,295	26,418	29,069	26,351
Diluted	32,647	26,914	31,385	26,866

Weighted average shares outstanding - diluted EPS	30,733	26,914	29,474	26,866
Effect of dilutive Series C preferred shares	1,914	—	1,911	—

Adjusted weighted average shares outstanding - diluted	32,647	26,914	31,385	26,866

Other financial information:
Straight-lined rental revenue	$1,067	$1,096	1,893	$2,051
Dividends per common share	$0.84	$0.76	1.68	$1.52
FFO payout ratio(1)	77%	77%	76%	77%

(1)	FFO payout ratio is calculated by dividing dividends per common share by FFO per diluted common share.
(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to U.S. generally accepted accounting principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful.
ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Rental properties, net	$1,765,299	$1,648,621
Property under development	29,833	23,001
Mortgage notes and related accrued interest receivable	356,764	325,442
Investment in a direct financing lease, net	162,032	—
Investment in joint ventures	2,437	42,331
Cash and cash equivalents	12,201	15,170
Restricted cash	15,228	12,789
Intangible assets, net	15,178	16,528
Deferred financing costs, net	9,628	10,361
Accounts and notes receivable, net	74,584	61,193
Other assets	18,592	16,197

Total assets	$2,461,776	$2,171,633

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$21,484	$26,532
Dividends payable	33,588	26,955
Unearned rents and interest	11,218	10,782
Long-term debt	1,181,157	1,081,264

Total liabilities	1,247,447	1,145,533

Minority interests	17,131	18,207
Shareholders’ equity	1,197,198	1,007,893

Total liabilities and shareholders’ equity	$2,461,776	$2,171,633

About Entertainment Properties Trust
Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases, and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that offer enduring value, excellent executions, attractive economics, and an advantageous market position. Our total assets exceed $2.4 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or from Jon Weis at 888-EPR-REIT or info@eprkc.com.

Safe Harbor Statement
With the exception of historical information, this press release contains forward-looking statements within the meaning of the securities laws, such as those pertaining to our acquisition or disposition of properties, our capital resources and future expenditures for development projects. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. Forward looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflecting in the forward-looking statement will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” or other comparable terms, or by discussions of strategy, plans, or intentions. Forward-looking statements necessarily are dependent on assumptions, data, or methods that may be incorrect or imprecise.
You should consider the risks described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q in evaluating any forward-looking statements included in this press release. Given these uncertainties, investors are cautioned not to place undue reliance on any forward-looking statements. EPR undertakes no obligation to publicly update or revise any forward-looking statements included in this press release whether as a result of new information, future events, or otherwise. In light of the factors referred to above, the future events discussed in this press release may not occur and actual results, performance, or achievements could differ materially from those anticipated or implied in the forward-looking statements.